Exhibit 99.1

[ONEOK Logo]	News

October 21, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster 918-588-7570

ONEOK Increases Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

TULSA, Okla. – Oct. 21, 2005 – ONEOK, Inc. (NYSE: OKE) announced today that it is raising its third-quarter and full-year 2005 earnings guidance, and releasing its preliminary 2006 earnings guidance.

“Each of our businesses performed well in the third quarter. We saw higher commodity prices, volumes and margins, and improved gas processing spreads,” said David Kyle, ONEOK chairman, president and chief executive officer. “Our energy services segment turned in exceptional performance, benefiting from increased natural gas storage activity and wider basis spreads. The newly acquired natural gas liquids segment continues to perform as expected,” he added.

Third-quarter earnings per share from continuing operations are expected to be in the range of 47 cents to 51 cents per diluted share of common stock, compared with previous guidance of 4 cents per diluted share.

The company now expects third-quarter net earnings per share to be in the range of $1.67 to $1.71 per diluted share of common stock due to the improved operating performance, and the gain on the sale of the production business and the loss on the sale of the power plant announced today, both of which are reflected in discontinued operations. Previous third-quarter earnings guidance was 51 cents per diluted share.

The company will release its third-quarter earnings on Nov. 2, 2005. A conference call will be held on Nov. 3, 2005, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). To participate in the call, dial 888-639-6218, pass code 787415 or log on to ONEOK’s Web site, www.oneok.com.

The company is also raising its full-year 2005 guidance to be in the range of $4.92 to $4.96 per diluted share of common stock and earnings per share from continuing operations to be in the range of $3.59 to $3.63 per diluted share. Year-end projections include a $162 million, or $1.49 per diluted share, after-tax gain on the previously announced sale of the Texas gathering and processing assets, which is expected to close in Dec.1, 2005. The gain will be recorded in income from continuing operations as other income in the fourth quarter.

The company previously provided net earnings guidance in the range of $2.56 to $2.62 per diluted share of common stock, and guidance for income from continuing operations of $1.92 to $1.98 per diluted share for 2005.

The company also announced its preliminary 2006 earnings guidance of $1.97 to 2.03 per diluted share of common stock.

“Our preliminary guidance for 2006 reflects our current view for the year and includes the full-year benefits of renegotiated contracts and additional volumes connected to the natural gas liquids assets we acquired July 1, 2005. We also incorporated the recently implemented $57.5 million annual rate increase in Oklahoma,” said

ONEOK Increase Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

Kyle. “Higher employee benefit costs are anticipated, and we have reflected the effects of the scheduled conversion of our equity units in February 2006,” he stated.

The company also announced that it has signed an agreement to sell its Spring Creek power plant located in southwest Logan County, Okla. to Westar Energy, Inc. for $53 million. Westar will purchase the 300-megawatt gas-fired merchant power plant that was built in 2001 to supply electrical power during peak periods using gas-powered turbine generators.

As a result of this transaction, ONEOK will record a third-quarter loss in discontinued operations of approximately $34 million or 31 cents per diluted share.

“With the completion of this transaction, we are exiting the power-generation business. We evaluated several alternatives and concluded a sale is the best option,” said Kyle.

ONEOK plans to use the proceeds from the power plant sale to reduce short-term debt. After-tax cash proceeds are estimated to be $61 million. The transaction requires Federal Energy Regulatory Commission (FERC) approval and is expected to be completed in 2006.

2005 UPDATED GUIDANCE

The updated segment income statement, capital expenditure forecasts and cash flow forecast projections for 2005 are included in Attachment I. Following are the changes.

Production

The company’s updated 2005 guidance reflects the production segment’s operating results as discontinued operations. The sale of this segment in September 2005 resulted in an after-tax gain of $151 million, or $1.39 per diluted share of common stock, which is reported as discontinued operations.

Gathering and Processing

Gathering and processing’s operating income is projected to remain $130 million. Higher margins will offset the operating income reduction from the sale of the Texas gathering and processing assets, which is currently scheduled to close Dec. 1, 2005.

As a result of the sale of the Texas properties, the company now estimates that its volume-weighted contract mix will be 46 percent, fee based; 39 percent, percent of proceeds (POP); and 15 percent, keep-whole. Keep-whole contracts with conditioning language increase to 34 percent. The Texas properties contract mix was approximately 75 percent, POP; and 25 percent, keep-whole.

Pipelines and Storage

Pipeline and storage’s operating income is now estimated to be $75 million, compared with the previous estimates of $65 million, primarily due to increased throughput related to demand associated with warmer than anticipated weather, along with improved pricing and fuel position.

Natural Gas Liquids

Natural gas liquids operating income forecast remains $43 million.

Energy Services

Operating income is projected at $145 million versus $131 million from the previous forecast, primarily due to increased prices, more sales from storage and transportation basis gains. The revised guidance does not include any margin for additional trading activities in this segment for the fourth quarter of 2005.

Distribution

Operating income is forecast at $111 million versus a previous forecast of $113 million. The reduction is due to higher employee benefit costs.

ONEOK Increase Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

Other issues

Interest expense is now forecast at $142 million, compared with previous estimates of $144 million. Interest expense is affected by the recently completed long-term financing, higher levels of working capital, higher short-term interest rates and additional debt associated with the financing of the natural gas liquids acquisition, offset by the proceeds from the asset sales.

As of Dec. 31, 2005, the company estimates that long-term debt – treating the equity units that convert in February 2006 as equity – will be approximately 52 percent of total capitalization.

PRELIMINARY 2006 GUIDANCE

The segment income statement, capital expenditure forecasts and cash flow forecast projections for 2006 are included in Attachment II.

Gathering and Processing

Operating income is estimated to be $88 million, which reflects the sale of the Texas gathering and processing assets that were estimated to contribute $52 million on an annual basis.

The company expects commodity prices for the natural gas liquids (NGLs) and the gas sold under percent-of-proceeds contract to be higher in 2006. However, based on current price projections, the company anticipates a lower keep-whole spread than in 2005, but in line with the three-year average of $1.78 per MMBtu.

2006 guidance reflects the company’s continued restructuring of unprofitable natural gas contracts, along with the addition of conditioning language that provides a floor related to unfavorable gas processing spreads under keep-whole contracts. Wellhead natural gas volumes are expected to remain constant.

Pipelines and Storage

Pipelines and storage operating income is estimated at $85 million in 2006, based on a slight increase in throughput and the benefit of the recently acquired FERC-regulated NGL distribution pipelines for a full year.

Natural Gas Liquids

Natural gas liquids operating income is estimated at $93 million, reflecting the positive effect of renegotiated contracts and additional contracted volumes. This forecast is in line with previously announced estimates of approximately $135-145 million of primarily fee-based earnings before interest, taxes, depreciation and amortization (EBITDA) for the assets acquired July 1, 2005, which are included in this segment and in the pipelines and storage segment.

Energy Services

Energy services operating income is estimated at $125 million, reflecting continued strong marketing activity, complemented by the company’s storage and transportation position and continued natural gas price volatility.

Distribution

Operating income in the distribution segment is expected to be $119 million, reflecting the full-year impact of the recently approved $57.5 million rate increase in Oklahoma. The revenue increases will be somewhat offset by higher employee-related costs, partially due to an assumed lower discount rate used to calculate certain employee-benefit costs and higher bad debt expense as the result of higher projected natural gas prices.

Other Issues

•	Capital expenditures are expected to be down in 2006, estimated at $207 million. The reduction primarily reflects the sale of the company’s production assets and its Texas gathering and processing assets;

•	Depreciation expense is expected to be $201 million;

•	Cash flows before changes in working capital are anticipated to exceed capital expenditures and dividends by $188 million;

ONEOK Increase Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

•	In February 2006, the purchase contracts associated with the mandatory convertible equity units are required to be exercised, resulting in a receipt of $402.5 million and issuance of 19.5 million shares of common stock, which increases the number of shares included in the 2006 calculation of fully diluted earnings per share by approximately 10 million shares, compared with 2005;

•	On Jan.1, 2006, the company will be required to consolidate Northern Border Partners’ operations in its consolidated financial statements. The impact on 2006 financial statements has not been included in this guidance;

•	Common stock dividends have been forecast at $1.12 per share based on the current dividend declaration by the ONEOK board of directors on Sept. 15, 2005.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships. ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this press release generally identified by words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomenon on energy sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including accruals and cost of environmental remediation;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

ONEOK Increase Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	risks associated with adequate supply to our gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of franchises or other adverse effects caused by the actions of municipalities; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

ONEOK Increase Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

ONEOK, Inc. and Subsidiaries	Attachment I

EARNINGS GUIDANCE

(In Millions, except per share data)	Previous 2005 Guidance	Updated 2005 Guidance		Change
Operating Income
Gathering and Processing	$130	$130		$—
Pipelines and Storage	65	75		10
Natural Gas Liquids	43	43		—
Distribution	113	111		(2)
Energy Services	131	145		14
Other	1	1		—

Operating Income	483	505		22
Other income/expense	9	271		262
Interest expense	144	142		(2)
Income taxes	134	242		108

Income from Continuing Operations	214	392		178
Discontinued Operations, net of taxes
Income from Operations of a Discontinued Component	28	(6)		(34)
Gain on Sale of Discontinued Component	42	151		109

Net Income	$284	$537		$253

Diluted Earnings Per Share of Common Stock
Earnings Per Share from Continuing Operations	$1.95	$3.61		$1.66
Earnings Per Share from Operations of a Discontinued Component	0.26	(0.06)		(0.32)
Earnings Per Share from Gain on Sale of a Discontinued Component	0.38	1.39		1.01

Total Diluted Earnings Per Share of Common Stock	$2.59	$4.94		$2.35

	Previous Guidance	Updated 2005 Guidance
		Q1	Q2	Q3	Q4	12 Months
Average Shares of Common Stock—Diluted (millions of shares)
Earnings Per Share from Continuing Operations	1.95	$0.89	0.14	0.49	2.15	3.61
Earnings Per Share from Operations of a Discontinued Component	0.26	0.08	0.09	(0.19)	—	(0.06)
Earnings Per Share from Gain on Sale of a Discontinued Component	0.38	—	—	1.39	—	1.39

Total Diluted Earnings Per Share of Common Stock	2.59	$0.97	0.23	1.69	2.15	4.94

Average Shares of Common Stock—Diluted (millions of shares)
Average shares of common stock outstanding	101.6	103.7	101.1	99.9	97.4	100.5
Dilutive components (1)
Mandatory convertible equity units (2)	7.2	6.3	6.8	7.5	6.9	6.9
Other dilutive components	1.1	1.0	1.2	1.2	1.2	1.2

Total Average Shares of Common Stock—Diluted	109.9	111.0	109.1	108.6	105.5	108.6

(In Millions)	Previous 2005 Guidance	Updated 2005 Guidance		Change
Capital Expenditures
Production	$45	$45		$—
Gathering and Processing	35	35		—
Pipelines and Storage	19	19		—
Natural Gas Liquids	6	6		—
Distribution	145	145		—
Energy Services	—	—		—
Other	3	3		—

Total Capital Expenditures	$253	$253		$—

Cash Flow from Operations
Cash Flow from Operations before Change in Working Capital	$542	$524		$(18)
Less Dividends	112	110		(2)
Less Capital Expenditures	253	253		—

Surplus	$177	$161		$(16)

(1)	Earnings per share for each quarter will not necessarily sum to the earnings per share for the twelve months and year to date due to changes in the number of shares between periods and rounding differences. Dilutive components included in the average shares of common stock for the twelve months and year to date are computed by taking the average for that component for each quarter in the respective period (i.e. the mandatory convertible equity units for the twelve-month period are computed by adding the units for each quarter and dividing by the number of quarters or 6.3 + 6.8 + 7.5 + 6.9 = 27.5, 27.5 / 4 = 6.9).

(2)	For purposes of this guidance, the dilutive effect of the mandatory convertible equity units has been calculated using $30.46, $31.76, $33.55 and $32.00 as the average closing price for the last 20 trading days of the first, second, third and fourth quarters, respectively. Under this method, it is assumed that 19.5 million shares of common stock are issued for the equity units at $20.63. Those proceeds are used to repurchase common stock at the current market prices. The difference between the shares issued and repurchased is used in the calculation of earnings per share. If the ONEOK common stock price is below $20.63, there is no impact on the earnings per share calculation.

ONEOK Increase Third-Quarter and Full-year 2005 Guidance;

Announces Preliminary 2006 Guidance;

Sells Power Plant

ONEOK, Inc. and Subsidiaries	Attachment II

EARNINGS GUIDANCE

(In Millions, except per share data)	2006 Guidance
Operating Income
Gathering and Processing	$88
Pipelines and Storage	85
Natural Gas Liquids	93
Distribution	119
Energy Services	125
Other	1

Operating Income	511
Other income/expense	11
Interest expense	147
Income taxes	143

Net Income	$232

Diluted Earnings Per Share of Common Stock	$2.00

Average Shares of Common Stock—Diluted (millions of shares)
Average shares of common stock outstanding	115.0
Dilutive components	1.2

Total Average Shares of Common Stock—Diluted	116.2

(In Millions)	2006 Guidance
Capital Expenditures
Gathering and Processing	$30
Pipelines and Storage	19
Natural Gas Liquids	9
Distribution	146
Energy Services	—
Other	3

Total Capital Expenditures	$207

Cash Flow from Operations
Cash Flow from Operations before Change in Working Capital	$520
Less Dividends	125
Less Capital Expenditures	207

Surplus	$188